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FINANCIAL
RELATIONS BOARD

                                   RE:  NN, Inc.
                        2000 Waters Edge Drive
                                                                                           Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek	Susan Garland
Vice President and Chief Administrative Officer	(General info)	(Analyst info)
(423) 743-9151	212-827-3773	212-827-3775

FOR IMMEDIATE RELEASE
February 26, 2008

NN, INC. REPORTS RESTATEMENT OF SECOND AND
THIRD QUARTER 2007 RESULTS

Recorded Non-Cash Impairment Charges to be Adjusted: Net Income and Earnings per Share for the Second and Third Quarters of 2007 Increased by $1.5 Million, or $0.08 per Share and $3.6 Million, or $0.21 per Share, Respectively

Johnson City, Tenn., February 26, 2008 – NN, Inc. (Nasdaq: NNBR) today announced that it will restate its previously issued financial statements for the second quarter ended June 30, 2007 and the third quarter ended September 30, 2007.  In preparing these financial statements, management analyzed certain customer relationship intangible assets that had been recorded in conjunction with the November 30, 2006 acquisition of Whirlaway Corporation and the October 2005 acquisition of the assets of SNR Roulements to determine if forecasted cash flows supported the recorded carrying values of these assets.  After performing this analysis which was reviewed by its external auditors of its assumptions and interpretation of the provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), management determined that certain of these intangible assets were impaired and consequently recorded non-cash charges to write these assets down to the value supported by a fair value analysis based upon their forecasted cash flows.

During the preparation of its year-end financial statements and in response to a comment letter issued by the Securities and Exchange Commission related to a routine review of the Company’s third quarter 10-Q filings, management re-evaluated the assumptions and method used in performing its calculation of forecasted cash flows under the provisions of SFAS 144.  After this re-evaluation and after discussion with its external auditors, management determined that a more appropriate set of assumptions should have been used in its valuation and impairment calculations.  Upon applying these revised assumptions to its analysis, management has determined that the recorded non-cash impairment charges to these assets was not supported by the revised cash flows and therefore should be reversed.

After discussions between management and the Audit Committee of the Board of Directors of NN, Inc. on February 20, 2008, management, at the direction of the Audit Committee, concluded that the Company should restate its previously issued financial statements for the three and six months ended June 30, 2007 and the three and nine months ended September 30, 2007.

Management believes that the net effect of adjustments that will be made in the restated financial statements will be to increase net income by $1.5 million, or $0.08 per share for the three and six months ended June 30, 2007 and to increase net income by $3.6 million, or $0.21 per share and $5.1 million, or $0.30 per share respectively for the three and nine months ended September 30, 2007.  Total assets and total stockholder’s equity will increase by approximately $1.5 million at June 30, 2007 and $5.1 million at September 30, 2007.  In light of the restatement of the interim financial information, the Company’s management and the Audit Committee of its Board of Directors has concluded that the previously issued financial statements for the second quarter ended June 30, 2007 and the third quarter ended September 30, 2007 should no longer be relied upon.  The Company intends to file amended Form 10-Q’s for these quarters as soon as practicable.

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 14 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $330 million in 2006.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2006.
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